Exhibit 99.(c)(17)

Mercury Air Group, Inc.
Cash to Buyout Fractional Shares at Various Premiums

Date:	Yesterday	3-day Avg.	5-day	10-day	20-day	30-day	60-day	90-day(1)	120-day(1)	180-day(1)	52-Weeks(1)
Price:	$3.66	$3.61	$3.55	$3.53	$3.59	$3.63	$3.98	$3.81	$3.81	$4.25	$4.78
5% Premium:	$3.84	$3.79	$3.73	$3.70	$3.77	$3.81	$4.18	$4.00	$4.00	$4.47	$5.02
10% Premium:	$4.03	$3.97	$3.91	$3.88	$3.95	$4.00	$4.38	$4.19	$4.19	$4.68	$5.26
12% Premium:	$4.10	$4.05	$3.98	$3.95	$4.02	$4.07	$4.46	$4.27	$4.26	$4.76	$5.36
15% Premium:	$4.21	$4.16	$4.08	$4.05	$4.13	$4.18	$4.57	$4.38	$4.38	$4.89	$5.50
20% Premium:	$4.39	$4.34	$4.26	$4.23	$4.31	$4.36	$4.77	$4.57	$4.57	$5.10	$5.74
25% Premium:	$4.58	$4.52	$4.44	$4.41	$4.49	$4.54	$4.97	$4.77	$4.76	$5.32	$5.98

Fractional Shares Estimate(2):	192,613

Cash to Buy Shares
5% Premium:	$740,212	$730,774	$717,965	$713,111	$725,751	$734,684	$804,525	$770,975	$769,689	$860,075	$967,487
10% Premium:	$775,460	$765,572	$752,154	$747,069	$760,311	$769,669	$842,836	$807,688	$806,341	$901,031	$1,013,558
12% Premium:	$789,559	$779,492	$765,829	$760,652	$774,135	$783,663	$858,160	$822,374	$821,001	$917,413	$1,031,986
15% Premium:	$810,708	$800,371	$786,343	$781,026	$794,871	$804,654	$881,147	$844,401	$842,992	$941,987	$1,059,629
20% Premium:	$845,956	$835,170	$820,531	$814,984	$829,430	$839,639	$919,457	$881,115	$879,644	$982,943	$1,105,700
25% Premium:	$881,204	$869,969	$854,720	$848,942	$863,990	$874,624	$957,768	$917,828	$916,296	$1,023,899	$1,151,770

(1)	Prices have been adjusted to remove the effect of a $5.70 dividend announced on 10/6/04 and paid on 11/5/04.
(2)	Source: Draft Proxy dated March 1, 2005.